Exhibit 99.1

Novelion Therapeutics Completes Reverse Stock Split

Vancouver, B.C., December 16, 2016 — Novelion Therapeutics Inc. (NASDAQ: NVLN) (TSX: NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases (the “Company”), today completed a one-for-five (1:5) reverse split of its common stock (the “Consolidation”). The Company’s common shares will begin trading on a post-Consolidation basis on the NASDAQ Global Select Market at the opening of trading on December 19, 2016 and on the Toronto Stock Exchange at the opening of trading on or about December 21, 2016, in each case under the symbol “NVLN”. The purpose of the Consolidation, which was approved by Novelion’s board of directors, is to increase the per share trading price of Novelion’s common shares in order to enhance the attractiveness of the stock to  certain institutional investors that are precluded from buying shares trading below $5 per share.

Mary Szela, chief executive officer of Novelion said, “This is another important action taken by the company to enhance the attractiveness of the Novelion story to institutional investors. We look forward to introducing our story, our portfolio of products, and opportunities for expansion into new rare disease indications with the existing portfolio, at upcoming investor conferences.”

Every five common shares issued and outstanding immediately prior to 5 p.m. Eastern Time on December 16, 2016 will automatically convert into one common share. As a result of the Consolidation, the approximate number of issued and outstanding common shares will be reduced from approximately 92,653,600 to approximately 18,530,700. Each shareholder’s percentage ownership in the Company and proportional voting power will remain unchanged after the Consolidation, except for minor changes and adjustments resulting from the treatment of fractional shares. No fractional shares will be issued in connection with the Consolidation and any fractional shares that would have otherwise been issued will be rounded down to the nearest whole number, therefore no cash will be received in lieu of fractional shares. Proportional adjustments will be made to the Company’s outstanding stock options, warrants and restricted stock units.

The conversion rate of the Company’s 2.0% Convertible Senior Notes due 2019 (the “Convertible Notes”) will be automatically adjusted as follows: the conversion rate of the Convertible Notes will be adjusted from 24.9083 common shares per $1,000 principal amount of such notes to 4.9817 common shares per $1,000 principal amount of such notes.

Registered holders of common shares will receive letters of transmittal with respect to the Consolidation and should surrender their existing share certificates (representing pre-Consolidation common shares) for replacement share certificates (representing post-Consolidation common shares). Until surrendered, each existing share certificate will be deemed, for all purposes, to represent the number of common shares to which the holder thereof is entitled as a result of the Consolidation.

About Novelion Therapeutics Inc.

Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. The Company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., which includes MYALEPT® and JUXTAPID®.

Forward-Looking Statements

Certain statements in this press release may constitute “forward looking information” within the meaning of applicable Canadian and United States securities laws. Forward looking statements include statements regarding the Consolidation, including the anticipated commencement of trading. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “would,” “could,” and “potential,” and similar expressions. All such forward looking statements involve assumptions that, although believed to be reasonable based on information currently available to management, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. You should not place undue reliance on any such forward-looking statements.  For disclosure regarding risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Quarterly Report on Form 10-Q filed on November 4, 2016, QLT’s Annual Report on Form 10-K filed on February 25, 2016 (and amended on April 29, 2016) and Quarterly Report on Form 10-Q filed on November 1, 2016 and each company’s other public filings with the SEC, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise, except as required by law.

Investors and others should note that we communicate with our investors and the public using www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference calls transcripts and webcast transcripts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in this release or any filing under the Securities Act of 1933, as amended.

CONTACT:

Amanda Murphy, Associate Director, Investor & Public Relations

Novelion Therapeutics

857-242-5024

Amanda.murphy@novelion.com